Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces $29.7 Million of Purchase/Leaseback Transactions with Three Assisted Living Facilities and One Specialty Hospital

MURFREESBORO, Tenn. – (March 11, 2010) National Health Investors, Inc. (NYSE:NHI) announced today a total of $29.7 million in purchase/leaseback transactions. The transactions include three assisted living and memory care facilities totaling 102 units in Minnesota with Suite Living Senior Specialty Services (formerly known as Comforts of Home) for $17.2 million and a 66-bed acute psychiatric hospital known as Alvarado Parkway Behavioral Institute in La Mesa, California with Helix Healthcare for $12.5 million. The purchases were funded with borrowings from NHI’s revolving credit facility. The transactions will bring NHI’s total investments to date in 2010 to $96.7 million.

The assisted living facilities, which are two to three years old, are leased to Suite Living for a term of 15 years at an initial lease payment of $1,720,000 plus annual fixed escalators. Suite Living operates a total of six assisted living and memory care facilities throughout Minnesota with another seven locations under construction or development.

The Alvarado Parkway Behavioral Institute, which opened in 1984 and is certified by the Joint Commission on the Accreditation of Healthcare Organizations (JCAHO), is leased to Helix Healthcare for a term of 15 years at an initial lease payment of $1,500,000 plus annual fixed escalators.

Justin Hutchens, NHI President and COO, noted, “These transactions continue the strong start we have achieved in 2010 with an investment strategy primarily focused on assisted living and skilling nursing facilities and complemented with this select specialty hospital opportunity. Alvarado Parkway Behavioral Institute has been providing acute psychiatric services to San Diego residents for many years, and we are pleased to mark our entry into the California market with this unique, attractive opportunity. Suite Living is a very well-regarded assisted living operator in the Minneapolis-St. Paul area, and these assisted living communities achieve strong operating performance benefiting from a blend of high traffic locations, efficient service delivery and strong management oversight.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, one acute care hospital and one specialty hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com